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EXHIBIT 99

                                                  Contact: Joseph C. Stokes, Jr.
                                                                  (301) 610-8000


                LIFE TECHNOLOGIES' COMMON STOCK TO BE DELISTED
                      FROM NASDAQ STOCK MARKET EFFECTIVE
                    WITH CLOSE OF BUSINESS FEBRUARY 1, 1999

Rockville, Md., January 25, 1999 . . . Life Technologies, Inc. (Nasdaq: LTEK) announced today that the Nasdaq Stock Market has notified the Company that, effective with the close of business on February 1, 1999, the Company's Common Stock will be delisted from the Nasdaq Stock Market, because of the Company's inability to remain in compliance with certain maintenance standards required for continued listing on the Nasdaq National Market, including the number of shareholders and public float requirement. The Company fell out of compliance with certain requirements as a result of the completed tender offer for the Company's Common Stock by Dexter Corporation.

The Company remains a reporting company under the Securities and Exchange Commission's rules. Additionally, the Company's Common Stock will be available for immediate quotation on the OTC Bulletin Board effective with the start of trading on February 2, 1999. The OTC Bulletin Board is operated by the National Association of Securities Dealers as a forum for electronic trading and quotation.

Life Technologies develops, manufactures and supplies more than 3,000 products used principally in life science research and commercial manufacture of genetically engineered products. The Company is a leading supplier of sera and other cell growth media, as well as enzymes and other biological products necessary for recombinant DNA procedures.


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